Exhibit 10.25A

[*] indicates that a confidential portion of the text of this agreement has been omitted.

GSSM LICENSE AGREEMENT

This GSSM License Agreement (this “Agreement”), effective as of May 2, 2008 (the “Effective Date”), is entered into by and between XOMA Ireland Limited, a company with limited liability organized under the laws of the Republic of Ireland having offices at Shannon Airport House, Shannon, County Clare, Ireland (“XOMA”), and Verenium Corporation, a Delaware corporation, with offices at 4955 Directors Place, San Diego, California, 92121-1609 (“Verenium”).

BACKGROUND

A.           Verenium and XOMA are parties to the Existing Agreement (as defined below);

B.           Under the Existing Agreement, Verenium has completed two (2) XOMA Projects (as defined below ), and the Existing Agreement contemplates that Verenium would undertake up to two additional XOMA Projects (the “Remaining XOMA Projects”) upon notice from XOMA as provided in the Existing Agreement; and

C.           Verenium is the owner of the GSSM Technologies (as defined below), and XOMA wishes to acquire, and Verenium is willing to grant to XOMA, a co-exclusive license under the GSSM Technologies on the terms and conditions set forth below, in order to permit XOMA, its Development Partners and Collaborators (as such terms are defined below) to engage in certain research, development and commercial activities in return for Verenium being released from its obligations in Section 4.3 and elsewhere under the Existing Agreement to initiate and undertake a scientific collaboration with XOMA with respect to any Remaining XOMA Projects and for certain payments by XOMA to Verenium, as further described below.

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter recited, the parties agree as follows:

ARTICLE 1

DEFINITIONS

In this Agreement, the following terms shall have the meanings set forth in this Article.

1.1           “Affiliate” means any company, corporation or other entity which is directly or indirectly controlling, controlled by or under common control with a party hereto.  For purposes of this Agreement, with respect to any company, corporation or other entity, “control” (including, with correlative meanings, the terms “controlled” and “controlling”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the subject company, corporation or other entity, whether through the ownership of voting securities, by agreement or otherwise.

1.2           “Collaborator” means any Third Party or Affiliate of a party with whom or on whose behalf a party engages in Research and Development, manufacture, use, offer for use, sale, importation and exportation of any Immunoglobulin or Product.

1.3           “Confidential Information” means any proprietary or confidential information or material disclosed by a party to the other party pursuant to this Agreement or the Existing Agreement, which is (i) disclosed in tangible form hereunder and is designated thereon as “Confidential” at the time it is delivered to the receiving party, or (ii) disclosed orally hereunder and identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

1.4           “Development Partner” means a Third Party from whom a party either in-licenses a target for development and/or commercialization or with whom a party shares the economic risk of development or commercialization of a target or product, including, without limitation, an Immunoglobulin or a Product.

1.5           “Existing Agreement” means the License Agreement, effective as of December 23, 2003, between the parties, as amended in accordance with its terms.

1.6           “Field” means use of an Immunoglobulin or product containing or comprising any Immunoglobulin for the diagnosis, treatment, prevention or prophylaxis of any human or animal condition or disease, and all Research and Development activities relating thereto.  The term “Field” shall exclude all other uses, including, but not limited to, (a) animal feed applications for improved feed conversion and/or animal nutrition; (b) identification, selection or expression of proteins, reagents, and/or enzymes or compositions of matter solely for industrial uses, including without limitation in the chemical industry and/or any industrial manufacturing processes; (c) plant science or agricultural applications; and (d) the hydrolytic conversion of plant-based materials to fermentable sugars and/or other chemicals for use in fuel production, and all Research and Development activities relating to any of the foregoing.

1.7           “First Commercial Sale” means the initial transfer by a Selling Party (either directly or through a Third Party, including without limitation any joint venture or similar arrangement in which the Selling Party is a participant) of a Product for value and not for demonstration, pre-clinical or clinical testing or promotional purposes.

1.8           “GSSM Technologies” means (a) the inventions patentable under applicable patent law that are claimed in the Verenium Patent Rights and (b) the Verenium Know-How.

1.9           “Immunoglobulin” means any molecule that has an amino acid sequence by virtue of which it specifically interacts with an antigen and/or haptogen and wherein that amino acid sequence consists essentially of a functionally operating region of an antibody variable region or functional equivalent thereof, including without limitation any naturally occurring or recombinant form of such a molecule.  Without limiting the foregoing, included in the definition of Immunoglobulin shall be full immunoglobulin molecules (e.g., IgG, IgM, IgE, IgA and IgD molecules), ScFv, Fv and Fab molecules, as well as other formats such as diabodies, nanobodies and unibodies.

1.10           “Improved Immunoglobulin” means any Immunoglobulin discovered, isolated, optimized, developed or commercialized using any technique, method, information or material within the GSSM Technologies, together with all inventions or improvements embodied in such Immunoglobulin.

1.11           “Net Sales” means, solely with respect to sales by a Selling Party (either directly or through a Third Party, including without limitation any joint venture or similar arrangement in which the Selling Party is a participant), the gross amount invoiced by the Selling Party (or such joint venture or similar arrangement) to an independent Third Party less the following items:

(a)           Trade, cash and quantity discounts actually allowed and taken directly with respect to such sales;

(b)           Excises, sales taxes or other taxes imposed upon and paid directly with respect to such sales (excluding national, state or local taxes based income);

(c)           Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of rebates or retroactive price reduction; and

(d)           Freight, transportation and insurance.

1.12           “New Inventions” means inventions or improvements first conceived of or reduced to practice by or on behalf of XOMA or Verenium arising out of use of the GSSM Technologies, Verenium Patent Rights or Verenium Know-How during the term of this Agreement.

1.13           “Product” means any composition of matter or article of manufacture, including without limitation any diagnostic, prophylactic or therapeutic product, which contains or comprises any Improved Immunoglobulin.

1.14           “Research and Development” means creation, identification, analysis, research, characterization or development of actual or potential products (including, without limitation antibody array or chip).  Included within the definition of “Research and Development”, without limiting such definition, shall be the identification, selection, isolation, purification, characterization, study and/or testing of an Immunoglobulin and all in vitro screening or assays customarily performed in pre-clinical and clinical research and uses associated with obtaining FDA or equivalent agency regulatory approval.

1.15           “Selling Party” means, as applicable, XOMA or any of its Affiliates, Development Partners, Collaborators or any licensee of any Product from any of the foregoing.

1.16           “Third Party” means any person or entity other than Verenium or XOMA or any of their respective Affiliates.

1.17           “Valid Claim” means a claim of an issued and unexpired patent included within the Verenium Patent Rights which has not been held invalid in a final decision of a court of competent jurisdiction from which no appeal may be taken, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise.

1.18           “Verenium Know-How” means the information, techniques, data, materials and chemicals controlled by Verenium that are necessary to practice the inventions claimed in the Verenium Patent Rights to discover, isolate, optimize, develop or commercialize Immunoglobulins in the Field.  The Verenium Know-How is listed on Schedule 1.18.

1.19           “Verenium Patent Rights” means the inventions patentable under applicable patent law that are claimed in the patent applications and patents listed on Schedule 1.19 hereto and all divisions, continuations, continuations-in-part, applications claiming priority thereto, and substitutions thereof; all foreign patent applications corresponding to the preceding applications; all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues and re-examinations; and any patents or patent applications, whether now existing or obtained in the future, owned or controlled by Verenium containing a claim that is dominating over the foregoing patent rights (i.e., is necessarily infringed by the practicing of a claim in one of the foregoing patents or applications).

1.20           “XOMA Projects” means up to four (4) different projects conducted or to be conducted by Verenium for XOMA pursuant to the Existing Agreement as described in further detail in Section 4.3 of the Existing Agreement.

The above definitions are intended to encompass the defined terms in both the singular and plural forms.

ARTICLE 2

LICENSE GRANT

2.1           License Grant; Agreements.  Subject to the other terms and conditions of this Agreement, Verenium grants to XOMA a world-wide, co-exclusive license under the Verenium Know-How and Verenium Patent Rights to use and practice the GSSM Technologies, on its own behalf and on behalf of any Affiliate, Development Partner or Collaborator, to discover, isolate, optimize, develop or commercialize any Immunoglobulin (including without limitation an Improved Immunoglobulin) or Product in the Field.  For the purposes of this Agreement, the term “co-exclusive” shall mean that, within the Field, only Verenium and XOMA (and their respective Affiliates) may use and practice the GSSM Technologies, on their own behalf and on behalf of their respective Development Partners and Collaborators, for the discovery, isolation, optimization, development and commercialization of any Immunoglobulin or Product in the Field.  Verenium retains the right under the Verenium Know-How and Verenium Patent Rights to use and practice the GSSM Technologies, on its own behalf and on behalf of its Affiliates, Development Partners and Collaborators, to discover, isolate, optimize, develop or commercialize any Immunoglobulin or Product in the Field, but Verenium shall not grant any further licenses to any Third Party under the Verenium Know-How or Verenium Patent Rights to use or practice the GSSM Technologies to discover, isolate, optimize, develop or commercialize any Immunoglobulin or Product in the Field, provided, however, that notwithstanding any other provision of this Agreement, Verenium shall be entitled to (a) transfer Improved Immunoglobulins and nucleic acids coding for Improved Immunoglobulins as is reasonably necessary to permit any Third Party working as a subcontractor or service provider for Verenium or its Affiliates, Development Partners or Collaborators to undertake any activities which Verenium would otherwise be permitted to undertake; and (b) transfer Improved Immunoglobulins and nucleic acids coding for Improved Immunoglobulins as is reasonably necessary to permit Verenium or any of its Affiliates, Development Partners or Collaborators to make, have made, use, sell, offer to sell, import or export any Product.  For the sake of clarity, Verenium may use and practice the GSSM Technologies under the rights retained in the immediately preceding sentence of this Section 2.1 on behalf of any of its Development Partners or Collaborators only in respect of or in connection with the activities that such Development Partner or Collaborator is engaged in that are the basis for meeting the definition of Development Partner or Collaborator and not any other activities.  Without limiting the foregoing, Verenium retains for itself all rights under the Verenium Know-How and Verenium Patent Rights that are not expressly licensed to XOMA under this Section 2.1.  Except as specifically set forth in this Agreement, no license or other intellectual property interest is granted, by implication or otherwise, in any information by Verenium under this Agreement or under any patents or patent applications owned or controlled by Verenium.

2.2           Verenium Transfer to XOMA.  Within thirty (30) days of the Effective Date, Verenium shall transfer to XOMA, at a mutually agreed place and time and at XOMA’s expense, the Verenium Know-How listed on Schedule 1.18.  XOMA shall be entitled to ten (10) person-days of Verenium scientific staff time (one (1) to four (4) of which person-days shall be at XOMA’s facilities) during the three (3) month period following such transfer of Verenium Know-How to XOMA (which period may be extended by mutual written consent of the parties, which consent shall not be unreasonably withheld).  Thereafter, XOMA will be able to consult with Verenium scientific staff at a cost of $2,500/person-day (based on an eight hour day) beyond the ten (10) person-days, to be paid by XOMA to Verenium upon receipt of an invoice therefor.  Verenium confirms that the Verenium Know-How listed on Schedule 1.18 constitutes all of the most recent materials (excluding generally available laboratory materials) used by it to practice the inventions claimed in the Verenium Patent Rights to discover, isolate, optimize, develop or commercialize Immunoglobulins in the Field.  From time to time, but no more often than once every year, XOMA shall have the right to request in writing, and Verenium shall provide (at XOMA’s expense), any updates or improvements that fall within the Verenium Know-How.

2.3           Limitations on Sublicense.  For the sake of clarity, the license granted in Section 2.1 is personal to XOMA and is to be used solely by XOMA on behalf of itself and its Affiliates or by XOMA on behalf of its Development Partners or Collaborators, and XOMA shall not grant any sublicenses under the license granted in Section 2.1, provided, however, that notwithstanding any other provision of this Agreement, XOMA shall be entitled to (a) transfer Improved Immunoglobulins and nucleic acids coding for Improved Immunoglobulins as is reasonably necessary to permit any Third Party working as a subcontractor or service provider for XOMA or its Development Partners or Collaborators to undertake any activities which XOMA would otherwise be permitted to undertake pursuant to this Agreement; and (b) transfer Improved Immunoglobulins and nucleic acids coding for Improved Immunoglobulins as is reasonably necessary to permit XOMA or any of its Affiliates, Development Partners or Collaborators to make, have made, use, sell, offer to sell, import or export any Product as to which the obligations of Article 3 are satisfied. For the sake of clarity, XOMA may use and practice the GSSM Technologies under the license granted in Section 2.1 on behalf of any of its Development Partners or Collaborators only in respect of or in connection with the activities that such Development Partner or Collaborator is engaged in that are the basis for meeting the definition of Development Partner or Collaborator and not any other activities.

2.4           Ownership; Patent Rights; Enforcement.

(a)           Verenium shall retain ownership of the Verenium Patent Rights.  As between the parties, (i) XOMA shall own all rights in and to any New Inventions first conceived of or reduced to practice by or on behalf of XOMA that (A) are Improved Immunoglobulins or methods of use of Improved Immunoglobulins, or (B) are applicable only to Immunoglobulins, including without limitation methods of building Immunoglobulin libraries, screening Immunoglobulins, improved Immunoglobulin vectors, and antibody structure/function relationships and uses, and shall have the right to secure patent protection therefor, and (ii) Verenium shall own all rights in and to any New Inventions first conceived of or reduced to practice by or on behalf of Verenium that (A) are Improved Immunoglobulins or methods of use of Improved Immunoglobulins, or (B) are applicable only to Immunoglobulins, such as methods of screening Immunoglobulins, improved Immunoglobulin vectors, and antibody structure/function relationships and uses, and shall have the right to secure patent protection therefor.

(b)           With regard to all New Inventions other than those described in Section 2.4(a) (“Verenium-Owned New Inventions”):

(i)      each party shall provide the other party written notice of all such New Inventions first conceived of or reduced to practice by or on behalf of such party reasonably promptly after the applicable conception or reduction to practice; provided, however, that Verenium shall not be required to notify XOMA of any such New Inventions of Verenium other than those that are necessary or useful to practice the inventions claimed in the Verenium Patent Rights to discover, isolate, optimize, develop or commercialize Immunoglobulins in the Field; and

(ii)      all Verenium-Owned New Inventions shall be owned solely by Verenium and Verenium shall have the right to secure patent protection therefor, XOMA hereby assigns and agrees to take such other actions (at Verenium’s expense) as may be necessary or appropriate to effect the ownership of Verenium-Owned New Inventions by Verenium, and the Verenium-Owned New Inventions shall be listed on Schedule 1.19, included in the definition of Verenium Patent Rights and subject to the license granted under Section 2.1.

(c)           Verenium shall continue to file for, prosecute to issuance, maintain and extend the applicable life of the Verenium Patent Rights in accordance with its then most current corporate practices and policies and will provide XOMA with notice of, and where feasible copies of relevant documentation relating to, all significant filings and other developments in connection therewith.  If Verenium elects not to file, maintain, prosecute or extend any Verenium Patent Right, it shall provide XOMA with reasonable prior written notice of such intention.  At Verenium’s sole election, depending upon applicable factors such as rights retained by Verenium and rights granted by Verenium to Third Parties thereunder, Verenium may permit XOMA, at the sole option and expense of XOMA, to file, maintain, prosecute or extend such patent application, patent, or other intellectual property right, which rights shall continue to be included in the Verenium Patent Rights or, at the sole discretion of Verenium, may be assigned to XOMA, subject to a license back to Verenium of rights under such patent application, patent, or other intellectual property right as appropriate outside of the scope of the rights granted to XOMA in Section 2.1.

(d)           Verenium shall promptly notify XOMA of any actual or threatened proceeding relating to the Verenium Patent Rights and/or each party shall promptly notify the other party of any infringement of the Verenium Patent Rights or unauthorized use or misappropriation of the Verenium Know-How by Third Parties of which it becomes aware.  At its sole option and expense, Verenium shall have the sole right to bring and/or control, by counsel of its own choice any action or proceeding relating to the Verenium Patent Rights, including the negotiation of any agreements relating thereto, subject to this Section 2.4(d).  With respect to any such action or proceeding relating to the Verenium Patent Rights that involves use of the GSSM Technologies to discover, isolate, optimize, develop or commercialize any Immunoglobulin or product comprised of or containing any Immunoglobulin in the Field, XOMA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and Verenium and its counsel will reasonably cooperate with XOMA and its counsel in strategizing, preparing, and presenting any such action or proceeding.  If Verenium notifies XOMA that it does not intend to bring an action or proceeding to defend against any infringement of the Verenium Patent Rights or unauthorized use or misappropriation of the Verenium Know-How that involves use of the GSSM Technologies to discover, isolate, optimize, develop or commercialize any Immunoglobulin or product comprised of or containing any Immunoglobulin in the Field, or if Verenium does not indicate to XOMA its intention to bring any such action within a reasonable time after written notice from XOMA of XOMA’s reasonable request that Verenium do so, the parties will meet to discuss an appropriate course of action.  If Verenium and XOMA cannot agree on the appropriate course of action within a reasonable time, then the provisions of Section 3.2 and Section 3.4 (with respect to the first event and payment listed thereunder only) shall be of no further force or effect with respect to any payment thereunder not yet made.

ARTICLE 3

CONSIDERATION

3.1           Technology Access Fee.  XOMA shall pay to Verenium a non-refundable, non-creditable technology access fee of Seven Hundred Fifty Thousand Dollars (US$750,000) in two (2) installments of Three Hundred Twelve Thousand Five Hundred Dollars (US$312,500) each upon the first day of the first and second full calendar quarters immediately following the Effective Date and two (2) installments of Sixty-Two Thousand Five Hundred Dollars (US$62,500) each upon the first day of the third and fourth full calendar quarters immediately following the Effective Date.

3.2           Annual Maintenance Fee.  XOMA shall pay to Verenium a non-refundable, non-creditable annual maintenance fee of [*] Dollars (US$[*]) on each of the first [*] anniversaries of the Effective Date and, for [*] successive anniversaries, an annual maintenance fee of [*] Dollars (US$[*]) commencing the [*] anniversary of the Effective Date.

3.3           Development Partner/Collaborator Access Fee.  Commencing as of the Effective Date, if XOMA uses the GSSM Technologies in any transaction with a Development Partner or Collaborator, for the first [*] of such transactions only, XOMA shall pay to Verenium a non-refundable, non-creditable access fee of [*] Dollars (US$[*]) within thirty (30) days of the use of such GSSM Technologies.  For the avoidance of doubt, XOMA shall not be obligated pursuant to this Section 3.3 to pay to Verenium any amount in excess of [*] Dollars (US$[*]).

3.4           Milestone Payments.  Within thirty (30) days following, as applicable (a) the achievement by XOMA or an Affiliate of XOMA, or (b) receipt by XOMA of notice from the relevant Development Partner or Collaborator of XOMA or licensee of any Product from any of the foregoing (or XOMA otherwise becoming aware) of achievement by such Development Partner, Collaborator or licensee, in each case of the following milestones with respect to each Product, XOMA shall pay to Verenium the applicable non-refundable, non-creditable payments below:

Event	Payment

Initiation (i.e., dosing of a first human patient) of a first Phase I (or equivalent) trial	US$250,000

Approval of NDA , BLA or equivalent	US$750,000

3.5           Royalties.  With respect to any Product sold by or on behalf of XOMA, or any of its Affiliates, Development Partners or Collaborators or licensee of any of the foregoing, there shall be due to Verenium a royalty in cash equal to [*] percent ([*]%) of the Net Sales of such Product in each calendar quarter, commencing with the first calendar quarter ending after the Effective Date.  Royalties due under this Article 3 shall be payable on a country-by-country and Product-by-Product basis from the First Commercial Sale of such Product until the expiration of the last-to-expire Verenium Patent Right in such country with respect to which a Valid Claim covers the manufacture, use, sale, offer for sale, import or export of such Product or the [*] anniversary of such First Commercial Sale, whichever is later. In the event that XOMA, a Development Partner or Collaborator or a licensee must obtain a license to any issued patent from one or more Third Parties in order to practice the GSSM Technologies in the manner authorized by this Agreement, and after good faith consultation with Verenium and the provision of an opinion of reputable patent counsel supporting the need to obtain such a patent license from such Third Party, then XOMA shall be entitled to a credit equal to [*] percent ([*]%) of the amount by which the total royalties on Net Sales of the applicable Product that is actually paid under the terms of bona fide and arm’s length patent license(s) from such Third Party or Third Parties exceeds [*] percent ([*]%) of Net Sales of such Product; provided, however, that in no event shall the total royalty amount due to Verenium under this Article 3 with respect to such Product be reduced by more than [*] percent ([*]%) of the amount set forth in the first sentence of this Section 3.5 in any calendar quarter.

3.6           Payments to Verenium; Currency.  The parties hereby acknowledge that the value contributed by Verenium to any Product developed and/or commercialized by or on behalf of XOMA, or any of its Affiliates, Development Partners or Collaborators or licensee of any of the foregoing is the right to use and practice the GSSM Technologies, Verenium Patent Rights and Verenium Know-How provided pursuant to the license granted under Section 2.1 and the transfer pursuant to Section 2.2 and that all of the payments in this Article 3 will be payable by XOMA in accordance with the terms and conditions hereof regardless of whether or not the development, manufacture, use, sale, offer for sale, import or export of such Product is covered by any Verenium Patent Rights.  All payments due hereunder shall be paid by wire transfer in United States dollars in immediately available funds to an account designated by Verenium.  Payments required pursuant to Section 3.4 hereof shall be due and payable to Verenium when the corresponding milestones are achieved and shall be paid within thirty (30) days following, as applicable (a) the achievement by XOMA or an Affiliate of XOMA, or (b) receipt by XOMA of notice from the relevant Development Partner or Collaborator of XOMA or licensee of any Product from any of the foregoing (or XOMA otherwise becoming aware) of achievement by such Development Partner, Collaborator or licensee, of such milestone.  Payments required pursuant to Section 3.5 hereof shall be due and payable to Verenium when the corresponding Net Sales are received by XOMA (or any joint venture or similar arrangement in which XOMA is a participant) or, where XOMA is not the Selling Party, when the corresponding Net Sales calculations are received by XOMA from such Selling Party and, in each case, shall be paid within thirty (30) days thereof.  If any currency conversion shall be required in connection with the payment of any royalties hereunder, such conversion shall be made by using the exchange rate for the purchase of U.S. dollars quoted in the U.S. version of The Wall Street Journal on the last business day of the calendar quarter to which such payments relate.

3.7           Payment Reports to Verenium.  XOMA shall make a written report to Verenium within thirty (30) days following, as applicable (a) the achievement by XOMA or an Affiliate of XOMA, or (b) receipt by XOMA of notice from the relevant Development Partner or Collaborator of XOMA or licensee of any Product from any of the foregoing (or XOMA otherwise becoming aware) of achievement by such Development Partner, Collaborator or licensee, of each of the milestones set forth in Section 3.4 with respect to each Product, stating in each such report the Product to which such milestone relates and the specific milestone achieved, including the relevant agency or other regulatory body.  After the First Commercial Sale of a Product on which royalties are required to be paid hereunder, XOMA shall make quarterly written reports to Verenium within thirty (30) days after the end of each calendar quarter or, where XOMA is not the Selling Party, within thirty (30) days after the corresponding Net Sales calculations are received by XOMA from such Selling Party, stating in each such report, by country, the number, description, and aggregate Net Sales of each Product sold during the calendar quarter.  XOMA shall treat all reports delivered pursuant to this Section 3.7 as Confidential Information of Verenium.

3.8           Payment Records and Inspection.  XOMA shall keep, and shall use commercially reasonable efforts to require all other Selling Parties to keep, complete, true and accurate books of account and records for the purpose of determining the amounts payable under this Agreement.  Such books and records shall be kept at the principal place of business of XOMA for at least [*] following the end of the calendar quarter to which they pertain.  Upon the written request of Verenium and not more than once in each calendar year, XOMA shall permit an independent consultant appointed by Verenium and reasonably acceptable to XOMA to have access during normal business hours to such of the records of XOMA as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than [*] prior to the date of such request, unless a discrepancy is found.  The consultant shall disclose to Verenium only the results and conclusions of its review and the specific details concerning any discrepancies.  No other information shall be shared by the consultant without the prior consent of XOMA unless disclosure is required by law, regulation or judicial order.  Inspections conducted under this Section 3.8 shall be at the expense of Verenium, unless an underpayment exceeding [*] percent ([*]%) of the amount stated for the full period covered by the inspection is identified, in which case all out-of-pocket costs relating to the inspection will be paid promptly by XOMA.  Any underpayments or unpaid amounts discovered by such inspections or otherwise will be paid promptly by XOMA, with interest from the date(s) such amount(s) were due at a rate equal to the lesser of the prime rate reported by the Bank of America plus two percent (2%) or the highest interest rate permitted under applicable law.

3.9           Certain Changes to the Existing Agreement.  The Existing Agreement is hereby modified as follows (it being understood that, in all other respects, the Existing Agreement remains in full force and effect):

(a)           The royalty applicable to the XOMA Development Product (as defined in the Existing Agreement) arising from the first XOMA Project completed by Verenium (i.e. [*] antibody) shall be [*] percent ([*]%) of Net Sales, instead of the [*] percent ([*]%) set forth in Section 4.3(j) of the Existing Agreement; and

(b)           Upon the Effective Date, any and all obligations of Verenium to initiate or conduct any XOMA Projects as set forth in Section 4.3 and elsewhere in the Existing Agreement are terminated.

ARTICLE 4

CONFIDENTIALITY

4.1           Confidential Information.  Except as expressly provided herein, the parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto, except to the extent that it can be established by the receiving party by written proof that such Confidential Information:

(a)           was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

(b)           was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(c)           became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the receiving party in breach of this Agreement;

(d)           was subsequently lawfully disclosed to the receiving party by a person other than a party hereto; or

(e)           was independently developed by Verenium or XOMA, as the case may be, without reference or access to the Confidential Information of the other party.

4.2           Permitted Use and Disclosures.  Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in complying with applicable law or government regulations; provided, however, that if a party is required to make any such disclosure of another party’s Confidential Information, it will give reasonable advance notice to the latter party of such disclosure and, will use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).  In the event XOMA intends to publish or present data or other information that constitutes or includes Confidential Information of Verenium, XOMA shall provide Verenium with notice thereof and a draft of the relevant manuscript or presentation reasonably in advance of such publication or presentation, and XOMA may make such publication or presentation with Verenium’s prior written consent, which consent shall not be unreasonably withheld or delayed.

4.3           Confidential Terms.  Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any Third Party without the consent of the other party; provided, that disclosures may be made without such consent as required by securities or other applicable laws, or to a party’s accountants, attorneys and other professional advisors; provided, further, that disclosure of the terms of this Agreement may be made by a party without such consent of the other party to actual or potential Development Partners, Collaborators, acquirers or investors who agree to be bound by the confidentiality provisions of this Agreement or are otherwise subject to requirements of confidentiality at least as stringent as those contained herein.

4.4           Agreement Announcement.  The parties hereby agree to the release of a press release in a form to be agreed between them within a reasonable period of time following full execution of this Agreement, that the fact of the consummation of this Agreement as well as such terms as are expressly described in such press release (but not its financial or other terms) shall be deemed to be in the public domain following such release, and that once any information has been approved by the parties for disclosure, no further consent or approval shall be required under this Article 4 with respect to disclosure of such information.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1           Representations and Warranties.  (a) Verenium represents and warrants to XOMA that:  (i) it is the sole and exclusive owner or exclusive licensee of all right, title and interest in the Verenium Patent Rights and Verenium Know-How as of the Effective Date; provided, however, that XOMA acknowledges that the vector described in item 1 on Schedule 1.18 includes a promoter owned by a Third Party and XOMA shall be responsible for obtaining the necessary license from such Third Party for use of such promoter; (ii) Verenium has the legal right, authority and power to enter into this Agreement; (iii) this Agreement shall constitute a valid and binding obligation of Verenium enforceable in accordance with its terms; and (iv) the performance of obligations under this Agreement by Verenium shall not result in a breach of any agreements, contracts or other arrangements to which it is a party.

(b)           XOMA represents and warrants to Verenium that:  (i) XOMA has the legal right, authority and power to enter into this Agreement; (ii) this Agreement shall constitute a valid and binding obligation of XOMA enforceable in accordance with its terms; and (iii) the performance of obligations under this Agreement by XOMA shall not result in a breach of any agreements, contracts or other arrangements to which it is a party.

5.2           Disclaimer.  Nothing in this Agreement is or shall be construed as:

(a)           A warranty or representation by Verenium as to the validity or scope of any claim or patent within the Verenium Patent Rights;

(b)           A warranty or representation that anything discovered, developed, made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party;

(c)           An obligation to bring or prosecute actions or suits against Third Parties for infringement of any of the Verenium Patent Rights;

(d)           An obligation to maintain any patent or to continue to prosecute any patent application included within the Verenium Patent Rights in any country; or

(e)           Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of Verenium or Third Parties, regardless of whether such patents or other rights are dominant or subordinate to any patent within the Verenium Patent Rights.

5.3           No Other Warranties.  EXCEPT AS OTHERWISE SET FORTH IN SECTION 5.1 ABOVE, NEITHER PARTY HERETO MAKES ANY WARRANTIES WITH RESPECT TO ANY OF THE PATENT RIGHTS, MATERIALS OR KNOW-HOW LICENSED HEREUNDER, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OF VALIDITY OF SUCH PATENT RIGHTS, MATERIALS OR KNOW-HOW, OR OF NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

ARTICLE 6

INDEMNIFICATION

6.1           Indemnification.  (a)    Verenium agrees to indemnify, defend and hold XOMA and its directors, officers, employees and agents (the “XOMA Indemnified Parties”) harmless from and against any and all liabilities, losses and expenses (including without limitation attorneys and professional fees and other costs of litigation), resulting from any claims, demands or causes of action by any Third Party (each, a “XOMA Liability”) arising out of (i) the exercise of any right granted to Verenium pursuant to this Agreement, or (ii) any breach of this Agreement by Verenium, except to the extent, in each case, that such XOMA Liability is caused by the negligence or willful misconduct of XOMA.  For the avoidance of doubt, the obligations of this Section 6.1(a) shall not apply to any XOMA Liability unrelated to this Agreement.

(b)           XOMA agrees to indemnify, defend and hold Verenium and its directors, officers, employees and agents (the “Verenium Indemnified Parties” and, together with the XOMA Indemnified Parties, each an “Indemnified Party”) harmless from and against any and all liabilities, losses and expenses (including without limitation attorneys and professional fees and other costs of litigation), resulting from any claims, demands or causes of action by any Third Party (each, a “Verenium Liability”) arising out of (i) the discovery, isolation or optimization of any Immunoglobulin (including without limitation an Improved Immunoglobulin) or Product by or on behalf of XOMA or development, possession, manufacture, use, sale or other disposition of any Immunoglobulin (including without limitation an Improved Immunoglobulin) or Product or the provision of any service or goods relating thereto by XOMA, or any of its Affiliates, Development Partners, Collaborators or any customer, vendor or other representative of any thereof, whether based on breach of warranty, negligence, product liability or otherwise, (ii) the exercise of any right granted to XOMA or any of its Affiliates, Development Partners or Collaborators pursuant to this Agreement, or (iii) any breach of this Agreement by XOMA, except to the extent, in each case, that such Verenium Liability is caused by the negligence or willful misconduct of Verenium.  For the avoidance of doubt, the obligations of this Section 6.1(b) shall not apply to any Verenium Liability unrelated to this Agreement.

6.2           Procedure.  To receive the benefit of indemnification under Section 6.1, an Indemnified Party must (i) promptly notify the other party in writing of a claim, demand or cause of action; provided, that failure to give such notice shall not relieve the other party of its indemnification obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of the other party; (ii) provide reasonable cooperation (at the other party’s expense); and (iii) tender to the other party (and its insurer) full authority to defend or settle the claim or suit; provided that no settlement requiring any admission by the Indemnified Party or that imposes any obligation on the Indemnified Party shall be made without the Indemnified Party’s consent.  The other party shall not have any obligation to indemnify any Indemnified Party in connection with any settlement made without the other party’s written consent.  Each Indemnified Party has the right to participate at its own expense in the claim or suit and in selecting counsel therefor.  Each Indemnified Party shall cooperate with the other party (and its insurer), as reasonably requested.

ARTICLE 7

TERM AND TERMINATION

7.1           Term.  Subject to Sections 7.4 and 7.5 hereof, the term of this Agreement will commence on the Effective Date and shall remain in full force and effect until the expiration of all payment obligations under Article 3, unless earlier terminated pursuant to Section 7.2 or 7.3; provided, however, that, to the extent any of the Verenium Know-How is not included in the Verenium Patent Rights and all Verenium Patent Rights have expired, upon such expiration and absent any earlier termination pursuant to Section 7.2 or 7.3, XOMA shall have a royalty-free, fully paid up right and license to continue to use the Verenium Know-How as permitted by Article 2.

7.2           Termination for Material Breach.  This Agreement may be terminated by the non-breaching party upon any material breach of this Agreement by the other party, effective five (5) days after giving notice to the breaching party of such termination in the case of a payment breach and sixty (60) days after giving written notice to the breaching party of such termination in the case of any other breach, which notice shall describe such breach in reasonable detail.  The foregoing notwithstanding, if such breach is cured or shown to be non-existent within the aforesaid five (5) or sixty (60) day period, the notice shall be deemed automatically withdrawn and of no effect and the notifying party shall provide written notice to the breaching party of the withdrawal.

7.3           Termination for Insolvency.  If voluntary or involuntary proceedings by or against either party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for either party, or proceedings are instituted by or against either party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if either party makes an assignment for the benefit of creditors, or substantially all of the assets of either party are seized or attached and not released within sixty (60) days thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

7.4           Effect of Termination.    Termination of this Agreement shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.  It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching party may be entitled to injunctive relief as a remedy for any such breach.  Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.  Upon any termination of this Agreement, Verenium and XOMA shall promptly destroy (and certify such destruction) or return to the other party all Confidential Information received from such other party (except that each party may retain one copy for its files solely for the purpose of determining its rights and obligations hereunder).

7.5           Survival.  Sections 2.4(a) and (b), 3.8 (for the period specified therein), 3.9, 7.4 and 7.5, and Articles 1, 4, 5, 6 and 8, shall survive any termination hereof.

ARTICLE 8

MISCELLANEOUS PROVISIONS

8.1           Governing Laws.  This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of California, without reference to conflicts of laws principles.

8.2           Assignment.  Neither party may transfer or assign this Agreement, directly or indirectly, or any of its rights hereunder without the prior written consent of the other party, except that (a) XOMA may transfer or assign this Agreement, directly or indirectly, to any Affiliate of XOMA (provided that XOMA Ltd. guarantees the performance of this Agreement by such Affiliate) or to a Third Party in connection with the transfer or sale of all or substantially all of XOMA’s business or assets relating to antibody discovery and optimization and the provision of related services, whether through sale of stock, sale of assets, amalgamation, merger, consolidation or comparable transaction, and (b) Verenium may transfer or assign this Agreement, directly or indirectly, to any Affiliate of Verenium (provided that Verenium hereby guarantees the performance of this Agreement by such Affiliate) or to a Third Party in connection with the transfer or sale of all or substantially all of Verenium’s business or assets relating to GSSM Technologies to such Third Party, whether through sale of stock, sale of assets, amalgamation, merger, consolidation or comparable transaction.  Any such attempted transfer or assignment in violation of this Section 8.2 shall be void.  In the event of a permitted change in control, the original party’s (or its successor’s) obligations hereunder shall continue.  This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

8.3           Waiver.  No waiver of any rights shall be effective unless consented to in writing by the party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

8.4           Severability.  In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision.

8.5           Notices.  All notices, requests and other communications hereunder shall be in writing and shall be delivered or sent in each case to the respective address specified below, or such other address as may be specified in writing to the other party hereto, and shall be effective on receipt:

Verenium:	Verenium Corporation 4955 Directors Place San Diego, CA 92121-1609 Attn: Intellectual Property Department

XOMA:	XOMA Ireland Limited Shannon Airport House Shannon, County Clare Ireland Attn: Company Secretary

with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel llp 80 Pine Street New York, New York 10005 Attn: Geoffrey E. Liebmann

8.6           Independent Contractors.  Both parties are independent contractors under this Agreement.  Nothing contained in this Agreement is intended nor is to be construed so as to constitute Verenium or Verenium as partners or joint venturers with respect to this Agreement.  Except as expressly provided herein, neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any third party.

8.7           Compliance with Laws.  In exercising their rights under this license, the parties shall comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

8.8           Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by one party to the other are, for all purposes of Section 365(n) of Title XI of the United States Code (“Title XI”), licenses of rights to “intellectual property” as defined in Title XI.  During the term of this Agreement each party shall create and maintain current copies to the extent practicable of all such intellectual property.  If a bankruptcy proceeding is commenced by or against one party under Title XI, the other party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other party, shall be promptly delivered to it (a) upon such party’s written request following the commencement of such bankruptcy proceeding, unless the party subject to such bankruptcy proceeding, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (b) if not delivered as provided under clause (a) above, upon such other party’s request following the rejection of this Agreement by or on behalf of the party subject to such bankruptcy proceeding.  If a party has taken possession of all applicable embodiments of the intellectual property of the other party pursuant to this Section 8.8 and the trustee in bankruptcy of the other party does not reject this Agreement, the party in possession of such intellectual property shall return such embodiments upon request.  If a party seeks or involuntarily is placed under Title XI and the trustee rejects this Agreement as contemplated under 11 U.S.C. 365(n)(1), the other party hereby elects, pursuant to Section 365(n) of Title XI, to retain all rights granted to it under this Agreement to the extent permitted by law.

8.9           Use of Name.  Neither party shall use the name or trademarks of the other party, except to the extent that a party is permitted to use the Confidential Information of the other party pursuant to Article 4, without the prior written consent of such other party.

8.10         Further Actions.  Each party agrees to execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary and appropriate in order to carry out the purposes and intent of this Agreement.

8.11         Entire Agreement; Amendment.  This Agreement constitutes the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof; provided, however, that the Existing Agreement as amended by Section 3.9, shall remain in full force and effect in accordance with its terms.  No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the parties.

8.12           Arbitration.  (a)  Solely with respect to any dispute between the parties to this Agreement (other than any dispute which arises out of or relates to infringement, validity and/or enforceability of the Verenium Patent Rights) upon ten (10) days written notice, any party involved in the dispute may initiate arbitration by giving notice to that effect to the other party or parties involved in the dispute and by filing the notice with the American Arbitration Association or its successor organization (“AAA”) in accordance with its Commercial Arbitration Rules.  Such dispute shall then be settled by arbitration in California, in accordance with the Commercial Arbitration Rules of the AAA or other rules agreed to by the parties involved in the dispute, by a panel of three neutral arbitrators, who shall be selected by the parties involved in the dispute using the procedures for arbitrator selection of the AAA.

(b)            The panel shall render its decision and award, including a statement of reasons upon which such award is based, within thirty (30) days after the arbitration hearing.  The decision of the panel shall be determined by majority vote among the arbitrators, shall be in writing and shall be binding upon the parties involved in the dispute, final and non-appealable.  Judgment upon the award rendered by the panel may be entered in any court having jurisdiction thereof in accordance with Section 8.13(a).

(c)           All expenses of any arbitration pursuant to this Section 8.12, including fees and expenses of the parties’ attorneys, fees and expenses of the arbitrators, and fees and expenses of any witness or the cost of any proof produced at the request of the arbitrators, shall be paid by the non-prevailing party.

8.13         Venue; Jurisdiction.  (a)  Any action or proceeding brought by either party seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of California.  Each party (i) hereby irrevocably submits to the jurisdiction of the state courts of the State of California and to the jurisdiction of any United States District Court in the State of California, for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by any party or its successors or assigns, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action, or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action, or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby waives and agrees not to seek any review by any court of any other jurisdiction that may be called upon to grant an enforcement of the judgment of any such California state or federal court.

(b)           Process in any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be served on any party anywhere in the world.  Each party consents to service of process by registered mail at the address to which notices are to be given pursuant to Section 8.5.  Nothing herein shall affect the right of a party to serve process in any other manner permitted by applicable law.  Each party further agrees that final judgment against it in any such action or proceeding arising out of or relating to this Agreement shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its liability.

(c)           Each party agrees that it shall not, and that it shall instruct those in its control not to, take any action to frustrate or prevent the enforcement of any writ, decree, final judgment, award (arbitral or otherwise) or order entered against it with respect to this Agreement or the Verenium Patent Rights and shall agree to be bound thereby as if issued or executed by a competent judicial tribunal having personal jurisdiction situated in its country of residence or domicile.

8.14         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Verenium and XOMA have executed this Agreement in duplicate originals by duly authorized officers.

VERENIUM CORPORATION		XOMA IRELAND LIMITED

By:		By:
	Gerald M. Haines II		Alan Kane, Director
	Executive Vice President & CLO		duly authorized for and on behalf of XOMA Ireland Limited in the presence of:

SCHEDULE 1.18

Verenium Know-How*

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SCHEDULE 1.19

Verenium Patent Rights -- Patents, Etc.

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